                                                                    EXHIBIT 12.1

                    AMERICAN LAWYER MEDIA, L.P. AND AMERICAN
                               LAWYER MEDIA, INC.

                STATEMENT OF COMPUTATION OF EARNINGS TO COMBINED
                                 FIXED CHARGES
                                 (IN THOUSANDS)

                                                                                          AMERICAN
                                                                                        LAWYER MEDIA,
                                                                         SEVEN MONTHS     INC. FIVE
                                      YEAR ENDED DECEMBER 31,                ENDED      MONTHS ENDED     COMBINED
                             ------------------------------------------    JULY 31,     DECEMBER 31,   DECEMBER 31,
                              1993(A)    1994(A)    1995(A)    1996(A)      1997(A)        1997(A)       1997(A)
                             ---------  ---------  ---------  ---------  -------------  -------------  ------------
Loss from continuing
  operations before income
  taxes....................  $  (6,591) $ (10,156) $ (10,451) $  (8,360)   $  (3,042)     $  (7,597)    $  (10,639)
                             ---------  ---------  ---------  ---------  -------------  -------------  ------------
Fixed charges:
Interest expense...........        478        667      1,384      1,972        1,420          2,420          3,840
Amortization of deferred
  financing cost...........     --         --         --         --           --             --             --
Rent expense(b)............        487        432        575        586          349            261            610
                             ---------  ---------  ---------  ---------  -------------  -------------  ------------
Total fixed charges........  $     965  $   1,099  $   1,959  $   2,558    $   1,769      $   2,681     $    4,450
                             ---------  ---------  ---------  ---------  -------------  -------------  ------------
Earnings...................  $  (5,626) $  (9,057) $  (8,492) $  (5,802)   $  (1,273)     $  (4,916)    $   (6,189)
                             ---------  ---------  ---------  ---------  -------------  -------------  ------------
                             ---------  ---------  ---------  ---------  -------------  -------------  ------------
Ratio of earnings to fixed
  charges..................     (c)        (c)        (c)        (c)          (c)            (c)           (c)

--------------------------

(a) Historical information is for American Lawyer Media, L.P. for the years ended December 31, 1993, 1994, 1995, 1996 and the seven months ended July 31, 1997, and for American Lawyer Media, Inc. for the five months ended December 31, 1997. The combined period ended December 31, 1997 represents the combined results of American Lawyer Media, L.P. for the seven months ended July 31, 1997 and American Lawyer Media Holdings, Inc. for the five months ended December 31, 1997.

(b) Represents one-third of rent expense which is deemed to be equivalent to an interest factor.

(c) Earnings were inadequate to cover combined fixed charges by $6,591, $10,156, $10,451, $8,360, $3,042, $7,597 and $10,639 for the years ended December 31,
    1993, 1994, 1995, 1996, the seven months ended July 31, 1997, the five months ended December 31, 1997 and the combined period ended December 31, 1997, respectively.